News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release:	Immediately
Date:	October 31, 2013
Contact:	Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Quarter Ended September 30, 2013 and Increases Quarterly Common Dividend by 12% to $1.40 Per Share

GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the quarter ended September 30, 2013.

Operating Results for the Three Months Ended September 30, 2013

For the three months ended September 30, 2013, net income allocable to our common shareholders was $231.4 million or $1.34 per diluted common share, compared to $202.5 million or $1.18 per diluted common share for the same period in 2012, representing an increase of $28.9 million or $0.16 per diluted common share.  This increase is due primarily to (i) a $27.7 million increase in self-storage net operating income, (ii) a $12.9 million reduction in income allocated to preferred shareholders due to redemptions, including PS Business Parks (“PSB”), and (iii) a $7.1 million increase from foreign currency exchange gains, offset partially by (iv) a $12.8 million reduction in gains on sale of real estate assets, including discontinued operations and Shurgard Europe and (v) a $6.6 million increase in depreciation.

Our self-storage net operating income increased $27.7 million in the three months ended September 30, 2013 as compared to the same period in 2012, including $21.1 million for our Same Store Facilities and $6.6 million for our non-Same Store Facilities.   Revenues for the Same Store Facilities increased 5.5% or $22.9 million in the quarter ended September 30, 2013 as compared to the same period in 2012, due to higher realized annual rent per occupied square foot and higher average occupancy.  Cost of operations for the Same Store Facilities increased by 1.5% or $1.8 million in the quarter ended September 30, 2013 as compared to the same period in 2012, due primarily to higher repairs and maintenance and property tax expense, offset partially by lower advertising and selling costs.  The increase in net operating income for the non-Same Store Facilities is due primarily to the impact of the acquisition of 56 self-storage facilities since January 2012.

Operating Results for the Nine Months Ended September 30, 2013

For the nine months ended September 30, 2013, net income allocable to our common shareholders was $601.0 million or $3.48 per diluted common share, compared to $460.2 million or $2.68 per diluted common share for the same period in 2012, representing an increase of $140.8 million or $0.80 per diluted common share.  This increase is due primarily to an $86.5 million increase in self-storage net operating income, combined with a $56.9 million reduction in income allocated to preferred shareholders due to redemptions, including PSB.

Our self-storage net operating income increased $86.5 million in the nine months ended September 30, 2013 as compared to the same period in 2012, including $68.2 million for our Same Store Facilities and $18.3 million for our non-Same Store Facilities.   Revenues for the Same Store Facilities increased 5.3% or $64.5 million in the nine months ended September 30, 2013 as compared to the same period in 2012, due to higher realized annual rent per occupied square foot and higher average occupancy.  Cost of operations for the Same Store Facilities decreased by 1.0% or $3.8 million in the nine months ended September 30, 2013 as compared to the same period in 2012, due primarily to lower repairs and maintenance and advertising and selling costs, offset partially by higher property tax expense.   The increase in net operating income for the non-Same Store Facilities is due primarily to the impact of the acquisition of 56 self-storage facilities since January 2012.

Funds from Operations

For the three months ended September 30, 2013, funds from operations (“FFO”) was $2.00 per diluted common share, as compared to $1.73 for the same period in 2012, representing an increase of $0.27 per share. FFO is a non-GAAP (generally accepted accounting principles) term defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation, gains and losses and impairment charges with respect to real estate assets.

For the nine months ended September 30, 2013, FFO was $5.40 per diluted common share, as compared to $4.46 for the same period in 2012, representing an increase of $0.94 per share.

In addition to FFO, we often discuss “Core FFO” per share which is also a non-GAAP measure that represents FFO per share, adjusted to exclude the impact of (i) foreign currency exchange gains and losses, consisting of a gain of $16.1 million and $9.3 million for the three and nine months ended September 30, 2013, respectively (a gain of $9.0 million and loss of $2.5 million for the same periods in 2012), (ii) the impact of EITF D-42, including our equity share from PSB, representing charges totaling $12.9 million and $56.9 million, respectively, for the three and nine months ended September 30, 2012 (none for the same periods in 2013), and (iii) other items (including our equity share from PSB and Shurgard Europe) such as facility closure charges, contingency accruals and costs incurred in acquiring real estate facilities.  We believe Core FFO is a helpful measure in understanding our ongoing earnings and cash flow.  We also believe that the analyst community, likewise, reviews our Core FFO and Core FFO per share (or similar measures using different terminology).  Core FFO is not a substitute for net income, earnings per share or cash flow from operations.  Because other real estate investment trusts (“REITs”) may not compute Core FFO in the same manner as we do, may not use the same terminology, or may not present such a measure, Core FFO may not be comparable among REITs.

The following table reconciles from FFO per share to Core FFO per share (unaudited):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	Percentage Change	2013	2012	Percentage Change
FFO per share	$2.00	$1.73	15.6%	$5.40	$4.46	21.1%
Eliminate the per share impact of items excluded from Core FFO:
Foreign currency exchange (gain) loss	(0.09)	(0.05)		(0.05)	0.01
Application of EITF D-42	-	0.08		-	0.33
Other items	0.01	-		0.01	0.02
Core FFO per share	$1.92	$1.76	9.1%	$5.36	$4.82	11.2%

Property Operations – Same Store Facilities

The Same Store Facilities represent those facilities that have been owned and operated on a stabilized basis since January 1, 2011 and therefore provide meaningful comparisons for 2012 and 2013.  The following table summarizes the historical operating results of these 1,949 facilities (122.8 million net rentable square feet) that represent approximately 91% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at September 30, 2013.

Selected Operating Data for the Same Store Facilities (1,949 facilities) (unaudited):	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	Percentage Change	2013	2012	Percentage Change
	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Rental income	$419,022	$396,879	5.6%	$1,207,932	$1,145,517	5.4%
Late charges and administrative fees	21,989	21,206	3.7%	62,829	60,792	3.4%
Total revenues (a)	441,011	418,085	5.5%	1,270,761	1,206,309	5.3%
Cost of operations:
Property taxes	43,652	40,703	7.2%	132,441	125,896	5.2%
On-site property manager payroll	24,567	24,797	(0.9)%	75,791	75,276	0.7%
Supervisory payroll (b)	8,303	8,229	0.9%	26,088	25,766	1.2%
Repairs and maintenance	9,689	8,500	14.0%	29,599	31,178	(5.1)%
Utilities	10,045	10,194	(1.5)%	27,862	27,942	(0.3)%
Advertising and selling expense	8,385	10,216	(17.9)%	22,250	31,333	(29.0)%
Other direct property costs (c)	12,259	12,775	(4.0)%	37,299	37,570	(0.7)%
Allocated overhead (d)	7,898	7,573	4.3%	27,413	27,563	(0.5)%
Total cost of operations (a)	124,798	122,987	1.5%	378,743	382,524	(1.0)%
Net operating income (e)	$316,213	$295,098	7.2%	$892,018	$823,785	8.3%
Gross margin	71.7%	70.6%	1.6%	70.2%	68.3%	2.8%
Weighted average for the period:
Square foot occupancy (f)	94.4%	93.0%	1.5%	93.4%	91.9%	1.6%
Realized annual rental income per:
Occupied square foot (g)	$14.46	$13.90	4.0%	$14.04	$13.53	3.8%
Available square foot (“REVPAF”) (g)	$13.65	$12.93	5.6%	$13.11	$12.44	5.4%
Weighted average at September 30:
Square foot occupancy				93.6%	92.5%	1.2%
Annual contract rent per occupied square foot (h)				$15.20	$14.64	3.8%

(a)	Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.

(b)	Supervisory payroll expense represents compensation paid to management personnel who directly and indirectly supervise on-site property managers.

(c)
Other direct property costs include administrative expenses that are solely attributable to the self-storage facilities, such as property insurance, business license costs, bank charges related to processing the properties’ cash receipts, credit card fees, and the cost of operating each property’s rental office including supplies and telephone data communication lines.

(d)
Allocated overhead represents administrative expenses for shared general corporate functions, which are allocated to self-storage property operations to the extent their efforts are devoted to self-storage operations. Such functions include data processing, human resources, operational accounting and finance, marketing and costs of senior executives (other than the Chief Executive Officer and Chief Financial Officer, whose compensation is allocated to general and administrative expense).

(e)	See attached reconciliation of Same Store NOI to operating income.

(f)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(g)
Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

(h)	Contract rent represents the applicable contractual monthly rent charged to our tenants, excluding the impact of promotional discounts, late charges, and administrative fees.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	Three Months Ended
	March 31	June 30	September 30	December 31	Full Year

Total revenues (in 000’s):
2013	$409,604	$420,146	$441,011
2012	$388,499	$399,725	$418,085	$410,489	$1,616,798

Total cost of operations (in 000’s):
2013	$131,358	$122,587	$124,798
2012	$134,411	$125,126	$122,987	$102,936	$485,460

Property taxes (in 000’s):
2013	$44,758	$44,031	$43,652
2012	$43,142	$42,051	$40,703	$26,295	$152,191

Repairs and maintenance (in 000’s):
2013	$10,824	$9,086	$9,689
2012	$12,235	$10,443	$8,500	$8,901	$40,079

Advertising and selling expenses (in 000’s):
2013	$7,453	$6,412	$8,385
2012	$10,531	$10,586	$10,216	$7,538	$38,871

REVPAF:
2013	$12.67	$13.02	$13.65
2012	$12.01	$12.37	$12.93	$12.73	$12.51

Weighted average realized annual rent per occupied square foot:
2013	$13.79	$13.85	$14.46
2012	$13.30	$13.39	$13.90	$13.83	$13.61

Weighted average occupancy levels:
2013	91.9%	94.0%	94.4%
2012	90.3%	92.4%	93.0%	92.1%	91.9%

Investing and Capital Activities

During the three months ended September 30, 2013, we acquired 29 storage facilities with approximately 2.2 million net rentable square feet located in California, Florida, Massachusetts, Rhode Island, and Texas for approximately $371 million in cash.  This brings our total acquisitions to 32 facilities year to date through September 30, 2013 for $392 million (2.5 million net rentable square feet).

In October 2013, we acquired 44 storage facilities with approximately 2.8 million net rentable square feet for approximately $324 million.  We are currently under contract to acquire another 44 facilities with approximately 2.7 million square feet for approximately $430 million, which we anticipate will close during December 2013.  These 88 facilities are located in California, Colorado, Florida, Georgia, North Carolina, South Carolina, Texas, and Virginia.

During the three months ended September 30, 2013, we completed the expansion to our Bronx, NY facility adding 209,000 net rentable square feet at a cost of approximately $20 million.  As of September 30, 2013, we have development and expansion projects which will add approximately 1.6 million net rentable square feet of storage space at a total cost of approximately $188 million.  A total of $46 million in costs were incurred through September 30, 2013, with the remaining costs expected to be incurred primarily in the last three months of 2013 and in 2014.

We have a variety of possibilities to finance our acquisition and development activities which may include common equity, debt or some combination of both combined with our retained operating cash flow. We do not expect to issue preferred stock at this time due to market conditions.   In addition, we expect our joint venture partner in Shurgard Europe to purchase 51% of our note receivable from Shurgard Europe during the three months ended December 31, 2013, which was $214 million based upon the balance outstanding and exchange rates at September 30, 2013.

Distributions Declared

On October 31, 2013, our Board of Trustees declared a regular common quarterly dividend of $1.40 per common share which is an increase of $0.15 per share, or 12% over the previous quarter’s distribution. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on December 30, 2013 to shareholders of record as of December 13, 2013.

Third Quarter Conference Call

A conference call is scheduled for November 1, 2013 at 8:00 a.m. (PDT) to discuss the third quarter earnings results.  The domestic dial-in number is (866) 406-5408 and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 75634248).  A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, Upcoming Events.”  A replay of the conference call may be accessed through November 15, 2013 by calling (800) 585-8367 (domestic) or (404) 537-3406 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, Webcasts.” All forms of replay utilize conference ID number 75634248.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At September 30, 2013, we had interests in 2,110 self-storage facilities located in 38 states with approximately 135 million net rentable square feet in the United States and 188 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  We also own a 43% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28.6 million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at September 30, 2013.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions.  These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance are described from time to time in our filings with the Securities and Exchange Commission, including in Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K.  These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination,  adverse changes in tax, real estate and zoning laws and regulations and the impact of natural disasters;  risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing self-storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing REITs; risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; changes in federal tax laws related to the taxation of REITs, which could impact our status as a REIT; difficulties in raising capital at a reasonable cost; delays in the development process; and economic uncertainty due to the impact of war or terrorism. We disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

PUBLIC STORAGE
SELECTED INCOME STATEMENT DATA
(Unaudited - amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Operating Revenues:
Self-storage facilities	$477,978	$445,169	$1,369,219	$1,279,788
Ancillary operations	33,979	32,013	99,016	93,022
	511,957	477,182	1,468,235	1,372,810
Operating Expenses:
Self-storage cost of operations	136,751	131,618	409,881	406,913
Ancillary cost of operations	11,052	9,857	30,882	29,156
Depreciation and amortization	96,537	89,897	278,475	265,195
General and administrative	17,650	15,298	49,988	44,117
	261,990	246,670	769,226	745,381
Operating income	249,967	230,512	699,009	627,429

Other income (expense):
Interest and other income	5,608	5,444	16,705	16,639
Interest expense	(478)	(4,926)	(4,622)	(15,327)
Equity in earnings of unconsolidated real estate entities	14,269	12,642	39,013	30,353
Gain on disposition of real estate investments	168	193	168	1,456
Foreign currency exchange gain (loss)	16,094	9,019	9,281	(2,481)
Income from continuing operations	285,628	252,884	759,554	658,069
Discontinued operations	-	11,935	-	12,403
Net income	285,628	264,819	759,554	670,472
Allocation to noncontrolling interests	(1,430)	(927)	(3,670)	(2,585)
Net income allocable to Public Storage shareholders	284,198	263,892	755,884	667,887
Allocation of net income to:
Preferred shareholders - distributions	(51,907)	(49,267)	(152,404)	(156,272)
Preferred shareholders - redemptions	-	(11,350)	-	(49,677)
Restricted share units	(930)	(810)	(2,498)	(1,787)
Net income allocable to common shareholders	$231,361	$202,465	$600,982	$460,151
Per common share:
Net income per common share – Basic	$1.35	$1.19	$3.50	$2.70
Net income per common share – Diluted	$1.34	$1.18	$3.48	$2.68
Weighted average common shares - Basic	171,721	170,576	171,597	170,460
Weighted average common shares - Diluted	172,793	171,700	172,651	171,558

PUBLIC STORAGE
SELECTED BALANCE SHEET DATA
(Amounts in thousands, except share and per share data)

	September 30, 2013	December 31, 2012
ASSETS	(Unaudited)
Cash and cash equivalents	$56,965	$17,239
Operating real estate facilities:
Land and buildings, at cost	11,533,334	11,033,819
Accumulated depreciation	(4,004,681)	(3,738,130)
	7,528,653	7,295,689
Construction in process	46,039	36,243
Investment in unconsolidated real estate entities	766,489	735,323
Goodwill and other intangible assets, net	217,023	209,374
Loan receivable from unconsolidated real estate entity	420,441	410,995
Other assets	114,330	88,540
Total assets	$9,149,940	$8,793,403
LIABILITIES AND EQUITY
Borrowings on bank credit facility	$-	$133,000
Notes payable	100,118	335,828
Accrued and other liabilities	243,033	201,711
Total liabilities	343,151	670,539
Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 142,500 shares issued (in series) and outstanding (113,500 at December 31, 2012), at liquidation preference	3,562,500	2,837,500
Common Shares, $0.10 par value, 650,000,000 shares authorized, 171,760,994 shares issued and outstanding (171,388,286 at December 31, 2012)	17,176	17,139
Paid-in capital	5,525,639	5,519,596
Accumulated deficit	(321,890)	(279,474)
Accumulated other comprehensive loss	(4,481)	(1,005)
Total Public Storage shareholders’ equity	8,778,944	8,093,756
Permanent noncontrolling interests	27,845	29,108
Total equity	8,806,789	8,122,864
Total liabilities and equity	$9,149,940	$8,793,403

Shurgard Europe Same Store Selected Operating Data

The Shurgard Europe Same Store Pool represents Shurgard Europe’s 163 facilities (8.7 million net rentable square feet) that have been operated on a stabilized basis since January 1, 2011 and therefore provide meaningful comparisons for 2012 and 2013.  These 163 facilities represent approximately 86% of the aggregate net rentable square feet of Shurgard Europe’s self-storage portfolio. Our pro-rata share of the operating results for these facilities is included in “equity in earnings of unconsolidated real estate entities” on our income statement.

Selected Operating Data for the Shurgard Europe Same Store Pool (163 facilities) (unaudited):	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	Percentage Change	2013	2012	Percentage Change
	(Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates (a))

Rental income, late charges and administrative fees	$47,998	$49,199	(2.4)%	$141,340	$144,925	(2.5)%
Cost of operations	19,732	19,913	(0.9)%	60,523	60,941	(0.7)%
Net operating income	$28,266	$29,286	(3.5)%	$80,817	$83,984	(3.8)%

Gross margin	58.9%	59.5%	(1.0)%	57.2%	57.9%	(1.2)%
Weighted average for the period:
Square foot occupancy (b)	81.5%	83.6%	(2.5)%	80.7%	83.5%	(3.4)%
Realized annual rent, prior to late charges and administrative fees, per:
Occupied square foot (c)	$26.70	$26.75	(0.2)%	$26.50	$26.28	0.8%
Available square foot (“REVPAF”) (c)	$21.76	$22.37	(2.7)%	$21.39	$21.94	(2.5)%
Average Euro to U.S. Dollar exchange rates: (a)
Constant exchange rates used herein	1.324	1.324	-	1.317	1.317	-
Actual historical exchange rates	1.324	1.251	5.8%	1.317	1.282	2.7%

(a)
In order to isolate changes in the underlying operations from the impact of exchange rates, the amounts in this table are presented on a constant exchange rate basis.  The amounts for the three and nine months ended September 30, 2012 have been restated using the actual exchange rates for the three and nine months ended September 30, 2013.

(b)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(c)
Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution
(Unaudited – amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Computation of FFO per Share:

Net income	$285,628	$264,819	$759,554	$670,472
Adjust for amounts not included in FFO:
Depreciation and amortization, including amounts in discontinued operations	96,537	89,991	278,475	265,517
Depreciation from unconsolidated real estate investments	18,708	18,391	55,769	56,955
Gains on sale of real estate investments	(168)	(13,010)	(168)	(14,273)
FFO allocable to equity holders	400,705	360,191	1,093,630	978,671
Less allocation of FFO to:
Noncontrolling equity interests	(1,938)	(1,730)	(5,339)	(4,950)
Preferred shareholders - distributions	(51,907)	(49,267)	(152,404)	(156,272)
Preferred shareholders - redemptions	-	(11,350)	-	(49,677)
Restricted share unitholders	(1,401)	(1,198)	(3,802)	(2,990)
FFO allocable to common shares (a)	$345,459	$296,646	$932,085	$764,782
Diluted weighted average common shares	172,793	171,700	172,651	171,558
FFO per share (a)	$2.00	$1.73	$5.40	$4.46

Computation of Funds Available for Distribution (“FAD”):

FFO allocable to common shares	$345,459	$296,646	$932,085	$764,782
Eliminate effect of items included in FFO but not FAD:
Non-cash share-based compensation expense	8,592	7,111	21,491	18,394
Foreign currency exchange (gain) loss	(16,094)	(9,019)	(9,281)	2,481
Application of EITF D-42	-	12,941	-	56,856
Less: Capital expenditures to maintain real estate facilities	(23,119)	(18,344)	(55,883)	(58,642)

FAD	$314,838	$289,335	$888,412	$783,871

Distributions paid to common shareholders	$214,685	$187,629	$643,699	$562,625

Distribution payout ratio	68.2%	64.8%	72.5%	71.8%

Distributions per common share	$1.25	$1.10	$3.75	$3.30

(a)
FFO is a non-GAAP term defined by the National Association of Real Estate Investment Trusts, and generally represents net income before depreciation, gains and losses, and impairment charges with respect to real estate assets.  We present FFO and FFO per share because we consider FFO to be an important measure of the performance of real estate companies, as do many analysts in evaluating our Company.  We believe that FFO is a helpful measure of a REIT’s performance since FFO excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time.  We believe that real estate values fluctuate due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company.  FFO and FFO per share are not a substitute for our cash flow or net income per share as a measure of our liquidity or operating performance or our ability to pay dividends.  Because other REITs may not compute FFO in the same manner, FFO may not be comparable among REITs.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Same Store Data and Self-Storage Net Operating Income to
Operating Income
(Unaudited – amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenues for:
Same Store Facilities	$441,011	$418,085	$1,270,761	$1,206,309
Non Same Store Facilities (a)	36,967	27,084	98,458	73,479
Self-storage revenues	477,978	445,169	1,369,219	1,279,788

Self-storage cost of operations for:
Same Store Facilities	124,798	122,987	378,743	382,524
Non Same Store Facilities (a)	11,953	8,631	31,138	24,389
Self-storage cost of operations	136,751	131,618	409,881	406,913
Net operating income for:
Same Store Facilities	316,213	295,098	892,018	823,785
Non Same Store Facilities (a)	25,014	18,453	67,320	49,090

Self-storage net operating income (b)	341,227	313,551	959,338	872,875
Ancillary revenues	33,979	32,013	99,016	93,022
Ancillary cost of operations	(11,052)	(9,857)	(30,882)	(29,156)
Depreciation and amortization	(96,537)	(89,897)	(278,475)	(265,195)
General and administrative expense	(17,650)	(15,298)	(49,988)	(44,117)
Operating income on our income statement	$249,967	$230,512	$699,009	$627,429

(a)
We have 148 additional self-storage facilities that are not Same Store Facilities. In the nine months ended September 30, 2013, we acquired 32 self-storage facilities for an aggregate of approximately $392 million in cash.  Included in the table above for the three and nine months ended September 30, 2013 are revenues totaling $3,926,000 and $4,303,000, respectively, and cost of operations totaling $1,704,000 and $1,864,000, respectively, for these 32 self-storage facilities.

(b)
Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense.  We believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, in evaluating property performance and in comparing period-to-period and market-to-market property operating results.  In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values, and does not consider depreciation expense because it is based upon historical cost. NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.  This table reconciles from NOI for our self-storage facilities to the operating income presented on our income statement.